                                                Exhibit 99.1

NEWS RELEASE January 27, 2021

Contacts: Dan Schlanger, CFO
Ben Lowe, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS, MAINTAINS OUTLOOK FOR FULL YEAR 2021

January 27, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the fourth quarter and full year ended December 31, 2020 and maintained its full year 2021 outlook.

(in millions, except per share amounts)	Midpoint of Current Full Year 2021 Outlook	Full Year 2020 Actual	Full Year 2021 Growth Rates (Outlook at the Midpoint)		Full Year 2020 Growth Rates(a)
			As Reported	As Adjusted(d)	As Reported	As Adjusted(d)
Site rental revenues	$5,555	$5,320	4%	4%	4%	4%
Net income (loss)(b)	$997	$1,056	(6)%	20%	23%	(3)%
Net income (loss) per share—diluted(b)(c)	$2.30	$2.35	(2)%	26%	31%	2%
Adjusted EBITDA(b)	$3,607	$3,706	(3)%	5%	12%	4%
AFFO(b)(c)	$2,906	$2,878	1%	12%	21%	9%
AFFO per share(b)(c)	$6.69	$6.78	(1)%	10%	19%	7%
(a)See "Results for the Year" below for our 2019 actual results.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to net income (loss), as computed in accordance with GAAP.
(c)Attributable to CCIC common stockholders.
(d)As Adjusted growth rates exclude the impact of certain fourth quarter 2020 items that were not previously contemplated in our 2020 Outlook, as described further in "Recent Developments" and reconciled in "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
"We delivered another solid year of growth in 2020, highlighting the strength of our business model and the significant value creation opportunity we believe our strategy provides to shareholders," stated Jay Brown, Crown Castle’s Chief Executive Officer. "Despite the challenges 2020 presented, we generated industry leading tower revenue growth in the U.S., resulting in AFFO per share growth that was in line with our long-term target range. We expect our growth trend to continue with approximately 6% growth in Organic Contribution to Site Rental Revenue for our Towers segment in 2021, supporting the previously announced 11% increase in our dividend per share. Adding to our long-term growth opportunity, we finished the year with approximately 50,000 small cells on air, and we meaningfully increased our backlog of small cells committed or under construction to approximately 30,000 with the 5G small cell agreement with Verizon we announced today. We believe our unique portfolio of assets positions us to benefit from what we expect will be a decade-long investment cycle as our customers deploy 5G, extending the opportunity we see to create long-term value for our shareholders while delivering dividend per share growth of 7% to 8% per year.
"We believe our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks and are shared among multiple tenants, provides us the best opportunity to generate
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significant growth while delivering high returns for our shareholders. Based on the expected growth in data traffic and wireless carrier network investment, we believe the U.S. represents the best market in the world for communications infrastructure ownership, and we are pursuing that opportunity with our comprehensive offering. This differentiated strategy is delivering compelling results, as evidenced by our superior tower revenue growth rate in the U.S., and the strategic long-term agreements we recently announced with Verizon and DISH to support their nationwide 5G build outs."
RECENT DEVELOPMENTS
•In a separate press release today, Crown Castle announced a long-term 5G small cell agreement with Verizon whereby Verizon has committed to lease a total of 15,000 new small cells from Crown Castle over the next four years.
•In December 2020, T-Mobile US, Inc. ("T-Mobile") notified Crown Castle it was cancelling approximately 5,700 small cells contracted with Sprint Corporation ("Sprint Cancellation") prior to its merger with T-Mobile. The majority of the cancelled small cells were not yet constructed and, upon completion, would have been located at the same locations as other T-Mobile small cells. The Sprint Cancellation resulted in T-Mobile accelerating payment of all contractual rental obligations associated with the approximately 5,700 small cells as well as the payment of capital costs incurred to date.
•The fourth quarter and full year 2020 results were impacted by the Sprint Cancellation and a reduction in staffing completed during the fourth quarter 2020 (collectively referred to herein as "Nontypical Items"). The Nontypical Items included in the fourth quarter operating results generated other operating income of $362 million and incremental operating expenses of $76 million and resulted in a charge for the write-off of capital of $63 million. The full year 2020 net benefit on net income, Adjusted EBITDA, and AFFO from the Nontypical Items, which were not contemplated in the prior full year 2020 Outlook issued on October 21, 2020, is $223 million, $286 million and $286 million, respectively. The Nontypical Items do not have a material impact on the full year 2021 Outlook, which previously contemplated the deployment of approximately 1,000 Sprint small cells that were subject to the Sprint Cancellation.
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RESULTS FOR THE YEAR
The table below sets forth select preliminary unaudited financial results for the year ended December 31, 2020.

	Actual
(in millions, except per share amounts)	2020	2019	Change	Change %	Midpoint of Previous 2020 Outlook(c)	Actual Compared to Previous Outlook	Impact from Nontypical Items
Site rental revenues	$5,320	$5,093	$227	4%	$5,317	$3	$—
Net income (loss)	$1,056	$860	$196	23%	$819	$237	$223
Net income (loss) per share—diluted(a)	$2.35	$1.79	$0.56	31%	$1.79	$0.56	$0.52
Adjusted EBITDA(b)	$3,706	$3,299	$407	12%	$3,419	$287	$286
AFFO(a)(b)	$2,878	$2,371	$507	21%	$2,587	$291	$286
AFFO per share(a)(b)	$6.78	$5.68	$1.10	19%	$6.09	$0.69	$0.68
(a)Attributable to CCIC common stockholders.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to net income (loss), as computed in accordance with GAAP.
(c)As issued on October 21, 2020.
HIGHLIGHTS FROM THE YEAR
•Site rental revenues. Site rental revenues grew 4%, or $227 million, from full year 2019 to full year 2020, inclusive of approximately $283 million in Organic Contribution to Site Rental Revenues and a $59 million decrease in straight-lined revenues. The $283 million in Organic Contribution to Site Rental Revenues represents approximately 5.6% growth, comprised of approximately 9.3% growth from new leasing activity and contracted tenant escalations, net of approximately 3.7% from tenant non-renewals.
•Net income. Net income for full year 2020 was $1.1 billion compared to $860 million for full year 2019 and was impacted by the retirement of $2.4 billion of senior unsecured notes during July 2020, which resulted in a $95 million loss on the retirement of long-term obligations. Net income for full year 2020 was also positively impacted by approximately $223 million from the Nontypical Items.
•Adjusted EBITDA and AFFO. Adjusted EBITDA and AFFO for full year 2020 were $3.7 billion and $2.9 billion compared to $3.3 billion and $2.4 billion for full year 2019, respectively. Adjusted EBITDA and AFFO for full year 2020 were positively impacted by approximately $286 million from the Nontypical Items.
•Capital Expenditures. Capital expenditures during the year were $1.6 billion, comprised of $86 million of sustaining capital expenditures and $1.5 billion of discretionary capital expenditures. Discretionary capital expenditures during the year primarily included approximately $1.2 billion attributable to Fiber and approximately $321 million attributable to Towers.
•Common stock dividend. During 2020, Crown Castle paid common stock dividends of approximately $2.1 billion in the aggregate, or $4.93 per common share, an increase of approximately 8% on a per share basis compared to dividends paid during 2019.

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"In 2020, we added to our long history of consistently delivering solid growth through various market cycles and disruptions," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "We are excited about how well positioned we are to support our growing number of customers by providing a comprehensive set of solutions across towers, small cells and fiber solutions, which are all necessary to build out next generation wireless networks. Looking forward, we believe we are in a great position to deliver on our annual dividend growth target of 7% to 8% while at the same time making significant investments in our business that we believe will generate attractive long-term returns and support future growth. We have also taken deliberate steps to complement our compelling total return opportunity with a lower risk profile by focusing on the U.S. market with our investment grade balance sheet, and we expect to have sufficient capacity to fund our discretionary investments in 2021 with free cash flow and incremental borrowings."
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current Outlook for full year 2021, which remains unchanged from the prior full year 2021 Outlook.

(in millions)	Full Year 2021
Site rental revenues	$5,532	to	$5,577
Site rental cost of operations(a)	$1,538	to	$1,583
Net income (loss)	$957	to	$1,037
Adjusted EBITDA(b)	$3,584	to	$3,629
Interest expense and amortization of deferred financing costs(c)	$663	to	$708
FFO(b)(d)	$2,603	to	$2,648
AFFO(b)(d)	$2,883	to	$2,928
AFFO per share(b)(d)	$6.64	to	$6.74
(a)Exclusive of depreciation, amortization and accretion.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to net income (loss), as computed in accordance with GAAP.
(c)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(d)Attributable to CCIC common stockholders.

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•The chart below reconciles the components of expected growth in site rental revenues from 2020 to 2021 of $215 million to $260 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2021 of $295 million to $335 million, or approximately 6%.
•The chart below reconciles the components of expected growth in AFFO from 2020 to 2021 of $300 million to $345 million, adjusted to exclude the impact of the Nontypical Items discussed herein.
•Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.

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CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 28, 2021, at 10:30 a.m. Eastern time to discuss its fourth quarter 2020 results. The conference call may be accessed by dialing 888-203-1112 and asking for the Crown Castle call (access code 4975846) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, January 28, 2021, through 1:30 p.m. Eastern time on Wednesday, April 28, 2021, and may be accessed by dialing 888-203-1112 and using access code 4975846. An audio archive will also be available on Crown Castle's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Net income (as adjusted), including per share—diluted amounts, Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs"). Our definition of FFO is consistent with guidelines from the National Association of Real Estate Investment Trusts with the exception of the impact of income taxes in periods prior to our REIT conversion in 2014.
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Net Income (as adjusted), including per share—diluted amounts, is useful to investors and other interested parties in evaluating our financial performance. Management believes that this measure is meaningful to investors as it adjusts net income to exclude the impact of the Nontypical Items (as defined in "Recent Developments"), which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends. Management also believes that identifying the impact of Nontypical Items as these adjustments provides more transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Net income (as adjusted), including per share—diluted amounts should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Separately, we are also disclosing Adjusted EBITDA as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends. Management also believes that identifying the impact of Nontypical Items as these adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Adjusted EBITDA (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed,
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non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure. Separately, we are also disclosing AFFO as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends. Management also believes that identifying the impact of Nontypical Items as adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. AFFO (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
•Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and tenant non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Net Income (as adjusted). We define Net Income (as adjusted) as net income (loss) less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items and asset write-downs as a result of the Nontypical Items.
Net Income (as adjusted) per share—diluted. We define net income (as adjusted) per share—diluted as Net Income (as adjusted), divided by diluted weighted-average common shares outstanding.
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle, (income) loss from discontinued operations and stock-based compensation expense. Separately, Adjusted EBITDA, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted EBITDA, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle, (income) loss from discontinued operations and adjustments for noncontrolling interests, less sustaining capital expenditures. Separately, Adjusted Funds from Operations, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted Funds from Operations, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
AFFO per share. We define AFFO per share as AFFO, including as adjusted to exclude the impact of Nontypical Items, divided by diluted weighted-average common shares outstanding.
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Funds from Operations. We define Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends (in periods where applicable), and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by the diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of tenant contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other cost of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, and segment other operating (income) expense, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Integration capital expenditures. We define integration capital expenditures as those capital expenditures made as a result of integrating acquired companies into our business.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
The tables set forth on the following pages reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Twelve Months Ended
(in millions)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	$508	$208	$1,056	$860
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	64	6	74	19
Acquisition and integration costs	1	3	10	13
Depreciation, amortization and accretion	401	397	1,608	1,572
Amortization of prepaid lease purchase price adjustments	5	5	18	20
Interest expense and amortization of deferred financing costs(a)	167	173	689	683
(Gains) losses on retirement of long-term obligations	—	—	95	2
Interest income	—	(1)	(2)	(6)
Other (income) expense	—	(7)	5	(1)
(Benefit) provision for income taxes	5	6	20	21
Stock-based compensation expense	28	27	133	116
Adjusted EBITDA(b)(c)	$1,179	$817	$3,706	$3,299
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2021
(in millions)	Outlook
Net income (loss)	$957	to	$1,037
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$15	to	$25
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,615	to	$1,710
Amortization of prepaid lease purchase price adjustments	$17	to	$19
Interest expense and amortization of deferred financing costs(a)	$663	to	$708
(Gains) losses on retirement of long-term obligations	$0	to	$100
Interest income	$(3)	to	$0
Other (income) expense	$(1)	to	$1
(Benefit) provision for income taxes	$18	to	$26
Stock-based compensation expense	$145	to	$149
Adjusted EBITDA(b)(c)	$3,584	to	$3,629
(a)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(c)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended		For the Twelve Months Ended
(in millions, except per share amounts)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	$508	$208	$1,056	$860
Real estate related depreciation, amortization and accretion	388	383	1,555	1,517
Asset write-down charges	64	6	74	19
Dividends/distributions on preferred stock	—	(28)	(85)	(113)
FFO(a)(b)(c)(d)	$960	$569	$2,600	$2,284
Weighted-average common shares outstanding—diluted(e)	433	418	425	418
FFO per share(a)(b)(c)(d)(e)	$2.22	$1.36	$6.12	$5.47

FFO (from above)	$960	$569	$2,600	$2,284
Adjustments to increase (decrease) FFO:
Straight-lined revenue	5	(18)	(22)	(80)
Straight-lined expense	22	23	83	93
Stock-based compensation expense	28	27	133	116
Non-cash portion of tax provision	(1)	3	1	5
Non-real estate related depreciation, amortization and accretion	13	14	53	55
Amortization of non-cash interest expense	1	—	6	1
Other (income) expense	—	(7)	5	(1)
(Gains) losses on retirement of long-term obligations	—	—	95	2
Acquisition and integration costs	1	3	10	13
Sustaining capital expenditures	(21)	(36)	(86)	(117)
AFFO(a)(b)(c)(d)	$1,008	$578	$2,878	$2,371
Weighted-average common shares outstanding—diluted(e)	433	418	425	418
AFFO per share(a)(b)(c)(d)(e)	$2.33	$1.38	$6.78	$5.68
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(b)FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.
(c)Attributable to CCIC common stockholders.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)For all periods prior to those ended December 31, 2020, the diluted weighted-average common shares outstanding does not include any assumed conversions of preferred stock in the share count.
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Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2021
(in millions except per share amounts)	Outlook
Net income (loss)	$957	to	$1,037
Real estate related depreciation, amortization and accretion	$1,569	to	$1,649
Asset write-down charges	$15	to	$25
Dividends/distributions on preferred stock	$0	to	$0
FFO(a)(b)(c)(d)	$2,603	to	$2,648
Weighted-average common shares outstanding—diluted(e)	434
FFO per share(a)(b)(c)(d)(e)	$6.00	to	$6.10

FFO (from above)	$2,603	to	$2,648
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$38	to	$58
Straight-lined expense	$58	to	$78
Stock-based compensation expense	$145	to	$149
Non-cash portion of tax provision	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$46	to	$61
Amortization of non-cash interest expense	$4	to	$14
Other (income) expense	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$0	to	$100
Acquisition and integration costs	$0	to	$8
Sustaining capital expenditures	$(104)	to	$(94)
AFFO(a)(b)(c)(d)	$2,883	to	$2,928
Weighted-average common shares outstanding—diluted(e)	434
AFFO per share(a)(b)(c)(d)(e)	$6.64	to	$6.74
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(b)FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.
(c)Attributable to CCIC common stockholders.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)The assumption for diluted weighted-average common shares outstanding for full year 2021 Outlook is based on the diluted common shares outstanding as of December 31, 2020.
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News Release continued:	Page 13
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued			Previously Issued
	Full Year 2020			Full Year 2021
(in millions)	Outlook			Outlook
Net income (loss)	$799	to	$839	$957	to	$1,037
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$10	to	$20	$15	to	$25
Acquisition and integration costs	$7	to	$17	$0	to	$8
Depreciation, amortization and accretion	$1,589	to	$1,639	$1,615	to	$1,710
Amortization of prepaid lease purchase price adjustments	$18	to	$20	$17	to	$19
Interest expense and amortization of deferred financing costs	$683	to	$693	$663	to	$708
(Gains) losses on retirement of long-term obligations	$95	to	$95	$0	to	$100
Interest income	$(4)	to	$0	$(3)	to	$0
Other (income) expense	$2	to	$4	$(1)	to	$1
(Benefit) provision for income taxes	$17	to	$25	$18	to	$26
Stock-based compensation expense	$134	to	$138	$145	to	$149
Adjusted EBITDA(a)(b)	$3,409	to	$3,429	$3,584	to	$3,629
(a)    See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(b)    The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
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News Release continued:	Page 14
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued			Previously Issued
	Full Year 2020			Full Year 2021
(in millions, except per share amounts)	Outlook			Outlook
Net income (loss)	$799	to	$839	$957	to	$1,037
Real estate related depreciation, amortization and accretion	$1,541	to	$1,581	$1,569	to	$1,649
Asset write-down charges	$10	to	$20	$15	to	$25
Dividends/distributions on preferred stock	$(85)	to	$(85)	$0	to	$0
FFO(a)(b)(c)(d)	$2,300	to	$2,320	$2,603	to	$2,648
Weighted-average common shares outstanding—diluted(e)	425			434
FFO per share(a)(b)(c)(d)(e)	$5.41	to	$5.46	$6.00	to	$6.10

FFO (from above)	$2,300	to	$2,320	$2,603	to	$2,648
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(27)	to	$(17)	$38	to	$58
Straight-lined expense	$76	to	$86	$58	to	$78
Stock-based compensation expense	$134	to	$138	$145	to	$149
Non-cash portion of tax provision	$(3)	to	$7	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$48	to	$58	$46	to	$61
Amortization of non-cash interest expense	$1	to	$11	$4	to	$14
Other (income) expense	$2	to	$4	$(1)	to	$1
(Gains) losses on retirement of long-term obligations	$95	to	$95	$0	to	$100
Acquisition and integration costs	$7	to	$17	$0	to	$8
Sustaining capital expenditures	$(93)	to	$(83)	$(104)	to	$(94)
AFFO(a)(b)(c)(d)	$2,577	to	$2,597	$2,883	to	$2,928
Weighted-average common shares outstanding—diluted(e)	425			434
AFFO per share(a)(b)(c)(d)(e)	$6.07	to	$6.11	$6.64	to	$6.74
(a)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(b)FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.
(c)Attributable to CCIC common stockholders.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)The assumption for diluted weighted-average common shares outstanding for full year 2021 Outlook is based on the diluted common shares outstanding as of December 31, 2020.
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News Release continued:	Page 15
Reconciliation of Results Adjusted for Nontypical Items to As Reported Results:

	Full Year 2020				Full Year 2019	Full Year 2020 Growth Rates
(dollars in millions, except per share amounts)	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items	As Reported	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items
Site rental revenues	$5,320	$—		$5,320	$5,093	4%	—%		4%
Net income (loss)(a)	1,056	(223)	(c)	833	860	23%	(26)%	(c)	(3)%
Net income (loss) per share—diluted(a)(b)	2.35	(0.52)	(c)	1.83	1.79	31%	(29)%	(c)	2%
Adjusted EBITDA(a)	3,706	(286)	(d)	3,420	3,299	12%	(9)%	(d)	4%
AFFO(a)(b)	2,878	(286)	(d)	2,592	2,371	21%	(12)%	(d)	9%
AFFO per share(a)(b)	$6.78	$(0.68)	(d)	$6.10	$5.68	19%	(12)%	(d)	7%

	Midpoint of Current Full Year 2021(e)	Full Year 2020				Full Year 2021 Growth Rates (Outlook at the Midpoint)
(dollars in millions, except per share amounts)	Outlook	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items
Site rental revenues	$5,555	$5,320	$—		$5,320	4%	—%		4%
Net income (loss)(a)	997	1,056	(223)	(c)	833	(6)%	25%	(c)	20%
Net income (loss) per share—diluted(a)(b)	2.30	2.35	(0.52)	(c)	1.83	(2)%	28%	(c)	26%
Adjusted EBITDA(a)	3,607	3,706	(286)	(d)	3,420	(3)%	8%	(d)	5%
AFFO(a)(b)	2,906	2,878	(286)	(d)	2,592	1%	11%	(d)	12%
AFFO per share(a)(b)	$6.69	$6.78	$(0.68)	(d)	$6.10	(1)%	11%	(d)	10%
(a)See reconciliations herein for further information and reconciliation of non-GAAP financial measures to net income (loss), as computed in accordance with GAAP.
(b)Attributable to CCIC common stockholders.
(c)Impact from Nontypical Items on net income (loss) and net income (loss) per share—diluted included in the fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million and associated asset write-downs of $63 million.
(d)Impact from Nontypical Items on Adjusted EBITDA, AFFO and AFFO per share included in the fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million.
(e)The Nontypical Items do not have a material impact on the full year 2021 Outlook, which previously contemplated the deployment of approximately 1,000 Sprint small cells that were subject to the Sprint Cancellation, as defined and described further in "Recent Developments."
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News Release continued:	Page 16
The components of changes in site rental revenues for the quarters ended December 31, 2020 and 2019 are as follows:

	Three Months Ended December 31,
(dollars in millions)	2020	2019
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,282	$1,211

New leasing activity(b)(c)	90	101
Escalators	23	22
Non-renewals	(39)	(52)
Organic Contribution to Site Rental Revenues(d)	74	71
Impact from straight-lined revenues associated with fixed escalators	(5)	18
Acquisitions(e)	1	—
Other	—	—
Total GAAP site rental revenues	$1,352	$1,300

Year-over-year changes in revenue:
Reported GAAP site rental revenues	4.0%
Organic Contribution to Site Rental Revenues(d)(f)	5.8%
The components of the changes in site rental revenues for full year 2020 and outlook for 2021:

(dollars in millions)	Full Year 2020	Full Year 2021 Outlook
Components of changes in site rental revenues(a):
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$5,013	$5,295

New leasing activity(b)(c)	376	375-405
Escalators	90	90-100
Non-renewals	(183)	(180)-(160)
Organic Contribution to Site Rental Revenues(d)	283	295-335
Impact from full year straight-lined revenues associated with fixed escalators	22	(38)-(58)
Acquisitions(e)	2	<5
Other	—	—
Total GAAP site rental revenues	$5,320	$5,532-$5,577

Year-over-year changes in revenue:
Reported GAAP site rental revenues(g)	4.5%	4.4%
Organic Contribution to Site Rental Revenues(d)(g)(h)	5.6%	5.9%
(a)Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.
(b)Includes revenues from amortization of prepaid rent in accordance with GAAP.
(c)Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.
(d)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
(e)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition.
(f)Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.
(g)Calculated based on midpoint of full year 2021 Outlook.
(h)Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.
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News Release continued:	Page 17
Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	December 31, 2020	December 31, 2019
Interest expense on debt obligations	$166	$173
Amortization of deferred financing costs and adjustments on long-term debt, net	6	5
Capitalized interest	(5)	(5)
Interest expense and amortization of deferred financing costs	$167	$173
Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2021
(in millions)	Outlook
Interest expense on debt obligations	$668	to	$688
Amortization of deferred financing costs and adjustments on long-term debt, net	21	to	26
Capitalized interest	(17)	to	(12)
Interest expense and amortization of deferred financing costs	$663	to	$708

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News Release continued:	Page 18
Debt balances and maturity dates as of December 31, 2020 are as follows:

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$381

3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-2(a)	61	Aug. 2029
Tower Revenue Notes, Series 2015-1(b)	300	May 2042
Tower Revenue Notes, Series 2018-1(b)	250	July 2043
Tower Revenue Notes, Series 2015-2(b)	700	May 2045
Tower Revenue Notes, Series 2018-2(b)	750	July 2048
Finance leases and other obligations	234	Various
Total secured debt	$3,295
2016 Revolver	290	June 2024
2016 Term Loan A	2,253	June 2024
Commercial Paper Notes(c)	285	Jan. 2021
5.250% Senior Notes	1,650	Jan. 2023
3.150% Senior Notes	750	July 2023
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$16,128
Total net debt	$19,042
Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(dollars in millions)	For the Three Months Ended December 31, 2020
Total face value of debt	$19,423
Less: Ending cash, cash equivalents and restricted cash	381
Total Net Debt	$19,042

Adjusted EBITDA for the three months ended December 31, 2020	$1,179		(d)
Last quarter annualized Adjusted EBITDA	4,716		(d)
Net Debt to Last Quarter Annualized Adjusted EBITDA	4.0	x	(d)
(a)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(b)The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively. The Senior Secured Tower Revenue Notes, Series 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively.
(c)The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
(d)Includes the impact from Nontypical Items, as described further in "Recent Developments" herein.
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News Release continued:	Page 19
Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	December 31, 2020				December 31, 2019
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$23	$—	$—	$23	$11	$—	$—	$11
Communications infrastructure improvements and other capital projects	38	292	12	342	118	353	—	471
Sustaining	3	14	4	21	12	12	12	36
Integration	—	—	—	—	—	—	2	2
Total	$64	$306	$16	$386	$141	$365	$14	$520

	For the Twelve Months Ended
(in millions)	December 31, 2020				December 31, 2019
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$64	$—	$—	$64	$53	$—	$—	$53
Communications infrastructure improvements and other capital projects	257	1,179	38	1,474	452	1,427	—	1,879
Sustaining	14	53	19	86	38	46	32	116
Integration	—	—	—	—	—	—	9	9
Total	$335	$1,232	$57	$1,624	$543	$1,473	$41	$2,057
Note:    See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further discussion of our components of capital expenditures.
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News Release continued:	Page 20
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2021 Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, capabilities, opportunities and shareholder value which may be derived from our business, strategy, risk profile, assets, investments, acquisitions and dividends, (2) our business, strategy, strategic position, business model and capabilities and the strength thereof, (3) industry fundamentals and driving factors for improvements in such fundamentals, (4) our customers' investment, including investment cycles and the timing thereof, in network improvements (including 5G), the trends driving such investment and opportunities and demand for our assets created thereby, (5) our long-and short-term prospects and the trends, events and industry activities impacting our business, (6) opportunities we see to deliver value to our shareholders, (7) our dividends (including timing of payment thereof) and our dividend (including on a per share basis) growth rate, including its driving factors, and targets, (8) small cell backlog, (9) revenue growth in the Towers segment, (10) debt maturities, (11) strategic position of our portfolio of assets, (12) cash flows, including growth thereof, (13) leasing activity and the timing thereof, (14) tenant non-renewals, including the impact and timing thereof, (15) capital expenditures, including sustaining and discretionary capital expenditures, the timing thereof and any efficiencies that may result therefrom, and the discretionary capital budget and the funding (including capacity to fund) thereof, (16) straight-line adjustments, (17) the recurrence of Nontypical Items, (18) revenues and growth thereof and benefits derived therefrom, (19) net income (loss) (including on a per share basis and as adjusted for Nontypical Items), (20) Adjusted EBITDA (including as adjusted for Nontypical Items), including components thereof and growth thereof, (21) expenses, including interest expense and amortization of deferred financing costs, (22) FFO (including on a per share basis) and growth thereof, (23) AFFO (including on a per share basis and as adjusted for Nontypical Items) and its components and growth thereof and corresponding driving factors, (24) Organic Contribution to Site Rental Revenues and its components, including growth thereof and contributions therefrom, (25) our weighted-average common shares outstanding (including on a diluted basis) and growth thereof, (26) services contribution, (27) the long-term 5G small cell agreement with Verizon, (28) our growing number of customers, and (29) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely and efficiently execute on our construction projects could adversely affect our business.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the land interests under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
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News Release continued:	Page 21
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•The restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weakness that was identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, shareholder litigation or governmental proceedings or investigations, any of which could cause the market value of our common stock or debt securities to decline or impact our ability to access the capital markets.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•We may be vulnerable to security breaches or other unforeseen events that could adversely affect our operations, business, and reputation.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
•The impact of COVID-19 and related risks could materially affect our financial position, results of operations and cash flows.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."
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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$232	$196
Restricted cash	144	137
Receivables, net	431	596
Prepaid expenses	95	107
Other current assets	202	168
Total current assets	1,104	1,204
Deferred site rental receivables	1,408	1,424
Property and equipment, net	15,162	14,666
Operating lease right-of-use assets	6,464	6,133
Goodwill	10,078	10,078
Other intangible assets, net	4,433	4,836
Other assets, net	119	116
Total assets	$38,768	$38,457

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$230	$334
Accrued interest	199	169
Deferred revenues	704	657
Other accrued liabilities	378	361
Current maturities of debt and other obligations	129	100
Current portion of operating lease liabilities	329	299
Total current liabilities	1,969	1,920
Debt and other long-term obligations	19,151	18,021
Operating lease liabilities	5,808	5,511
Other long-term liabilities	2,379	2,516
Total liabilities	29,307	27,968
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: December 31, 2020—431 and December 31, 2019—416	4	4
6.875% Mandatory Convertible Preferred Stock, Series A, $0.01 par value; 20 shares authorized; shares issued and outstanding: December 31, 2020—0 and December 31, 2019—2; aggregate liquidation value: December 31, 2020—$0 and December 31, 2019—$1,650	—	—
Additional paid-in capital	17,933	17,855
Accumulated other comprehensive income (loss)	(4)	(5)
Dividends/distributions in excess of earnings	(8,472)	(7,365)
Total equity	9,461	10,489
Total liabilities and equity	$38,768	$38,457
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News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net revenues:
Site rental	$1,352	$1,300	$5,320	$5,093
Services and other	141	126	520	670
Net revenues	1,493	1,426	5,840	5,763
Operating expenses:
Costs of operations(a):
Site rental	401	367	1,521	1,462
Services and other	123	117	448	524
Selling, general and administrative	185	157	678	614
Asset write-down charges	64	6	74	19
Acquisition and integration costs	1	3	10	13
Depreciation, amortization and accretion	401	397	1,608	1,572
Total operating expenses	1,175	1,047	4,339	4,204
Other operating (income) expense	(362)	—	(362)	—
Operating income (loss)	680	379	1,863	1,559
Interest expense and amortization of deferred financing costs	(167)	(173)	(689)	(683)
Gains (losses) on retirement of long-term obligations	—	—	(95)	(2)
Interest income	—	1	2	6
Other income (expense)	—	7	(5)	1
Income (loss) before income taxes	513	214	1,076	881
Benefit (provision) for income taxes	(5)	(6)	(20)	(21)
Net income (loss)	508	208	1,056	860
Dividends/distributions on preferred stock	—	(28)	(57)	(113)
Net income (loss) attributable to CCIC common stockholders	$508	$180	$999	$747

Net income (loss) attributable to CCIC common stockholders, per common share:
Net income (loss) attributable to CCIC common stockholders, basic	$1.17	$0.43	$2.36	$1.80
Net income (loss) attributable to CCIC common stockholders, diluted	$1.17	$0.43	$2.35	$1.79

Weighted-average common shares outstanding:
Basic	431	416	423	416
Diluted	433	418	425	418
(a)Exclusive of depreciation, amortization and accretion shown separately.
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News Release continued:	Page 24

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Twelve Months Ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$1,056	$860
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,608	1,572
(Gains) losses on retirement of long-term obligations	95	2
Amortization of deferred financing costs and other non-cash interest, net	6	1
Stock-based compensation expense	138	117
Asset write-down charges	74	19
Deferred income tax (benefit) provision	3	2
Other non-cash adjustments, net	5	(2)
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(111)	294
Decrease (increase) in assets	181	(167)
Net cash provided by (used for) operating activities	3,055	2,698
Cash flows from investing activities:
Capital expenditures	(1,624)	(2,057)
Payments for acquisitions, net of cash acquired	(107)	(17)
Other investing activities, net	(10)	(7)
Net cash provided by (used for) investing activities	(1,741)	(2,081)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,733	1,894
Principal payments on debt and other long-term obligations	(105)	(86)
Purchases and redemptions of long-term debt	(2,490)	(12)
Borrowings under revolving credit facility	2,430	2,110
Payments under revolving credit facility	(2,665)	(2,660)
Net borrowings (repayments) under commercial paper program	130	155
Payments for financing costs	(38)	(24)
Purchases of common stock	(76)	(44)
Dividends/distributions paid on common stock	(2,105)	(1,912)
Dividends/distributions paid on preferred stock	(85)	(113)
Net cash provided by (used for) financing activities	(1,271)	(692)
Net increase (decrease) in cash, cash equivalents, and restricted cash	43	(75)
Effect of exchange rate changes on cash	—	—
Cash, cash equivalents, and restricted cash at beginning of period	338	413
Cash, cash equivalents, and restricted cash at end of period	$381	$338
Supplemental disclosure of cash flow information:
Interest paid	653	661
Income taxes paid	19	16
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News Release continued:	Page 25

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended December 31, 2020				Three Months Ended December 31, 2019
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$884	$468		$1,352	$863	$437		$1,300
Segment services and other revenues	133	8		141	120	6		126
Segment revenues	1,017	476		1,493	983	443		1,426
Segment site rental cost of operations	218	173		391	217	141		358
Segment services and other cost of operations	117	5		122	112	3		115
Segment cost of operations(a)(b)	335	178		513	329	144		473
Segment site rental gross margin(c)	666	295		961	646	296		942
Segment services and other gross margin(c)	16	3		19	8	3		11
Segment selling, general and administrative expenses(b)	30	49		79	23	48		71
Segment other operating (income) expense	—	(362)		(362)	—	—		—
Segment operating profit(c)	652	611		1,263	631	251		882
Other selling, general and administrative expenses(b)			$84	84			$65	65
Stock-based compensation expense			28	28			27	27
Depreciation, amortization and accretion			401	401			397	397
Interest expense and amortization of deferred financing costs			167	167			173	173
Other (income) expenses to reconcile to income (loss) before income taxes(d)			70	70			6	6
Income (loss) before income taxes				$513				$214

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Three Months Ended December 31,
	2020			2019
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$325	$143	$468	$311	$126	$437
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $6 million in each of the three months ended December 31, 2020 and 2019 and (2) prepaid lease purchase price adjustments of $5 million in each of the three months ended December 31, 2020 and 2019. Selling, general and administrative expenses exclude stock-based compensation expense of $22 million and $21 million for the three months ended December 31, 2020 and 2019, respectively.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
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News Release continued:	Page 26

SEGMENT OPERATING RESULTS
	Twelve Months Ended December 31, 2020				Twelve Months Ended December 31, 2019
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$3,497	$1,823		$5,320	$3,389	$1,704		$5,093
Segment services and other revenues	500	20		520	653	17		670
Segment revenues	3,997	1,843		5,840	4,042	1,721		5,763
Segment site rental cost of operations	866	620		1,486	864	559		1,423
Segment services and other cost of operations	429	12		441	506	11		517
Segment cost of operations(a)(b)	1,295	632		1,927	1,370	570		1,940
Segment site rental gross margin(c)	2,631	1,203		3,834	2,525	1,145		3,670
Segment services and other gross margin(c)	71	8		79	147	6		153
Segment selling, general and administrative expenses(b)	100	186		286	96	195		291
Segment other operating (income) expense	—	(362)		(362)	—	—		—
Segment operating profit(c)	2,602	1,387		3,989	2,576	956		3,532
Other selling, general and administrative expenses(b)			$283	283			$233	233
Stock-based compensation expense			133	133			116	116
Depreciation, amortization and accretion			1,608	1,608			1,572	1,572
Interest expense and amortization of deferred financing costs			689	689			683	683
Other (income) expenses to reconcile to income (loss) before income taxes(d)			200	200			47	47
Income (loss) before income taxes				$1,076				$881

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Twelve Months Ended December 31,
	2020			2019
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$1,275	$548	$1,823	$1,232	$472	$1,704
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $24 million and $26 million for the twelve months ended December 31, 2020 and 2019, respectively and (2) prepaid lease purchase price adjustments of $18 million and $20 million for the twelve months ended December 31, 2020 and 2019, respectively. Selling, general and administrative expenses exclude stock-based compensation expense of $109 million and $90 million for the twelve months ended December 31, 2020 and 2019, respectively.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
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